<Date stamp of the Secretary of State for the State of Nevada dated May 20,
1998 appears here>

                     CERTIFICATE OF AMENDMENT
                                TO
                    ARTICLES OF INCORPORATION
                                OF
                STANDARD GROUP INTERNATIONAL, INC.


We the undersigned as President and Secretary of Standard Group International, Inc. do hereby certify:
That the Board of Directors of said Corporation at a meeting duly convened and held via telephone on the 19th day of May, 1998 adopted a Resolution to amend the original Articles as follows:

A.Delete Article I in its entirety and substitute in its place the following:

Article One.  The name of the Corporation is Entertainment 21, Inc.

Said amendment has been consented to and approved by the owners of majority of the duly issued and outstanding shares of common stock which represent a majority of the sole class of common stock outstanding and entitled to vote thereon. The change is effective immediately upon the filing of this Certificate.


/s/ John W. Peters
------------------
John W. Peters, President


/s/ Anita Patterson
-------------------
Anita Patterson, Secretary/Treasurer

STATE OF UTAH         )
                      : ss.
COUNTY OF SALT LAKE   )

On this 19th day of May, 1998, personally appeared before me John W. Peters and Anita Patterson, personally known to me or provided to me on the basis of satisfactory evidence to be the persons whose names are signed on the preceding document, and acknowledged to me that they signed it voluntarily for its stated purpose.

M. Jeanne Ball
--------------
NOTARY PUBLIC